Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-1 No. 333-232332) of DelMar Pharmaceuticals, Inc. and in the related prospectus,
(2)	Registration Statement (Form S-1 No. 333-232931) of DelMar Pharmaceuticals, Inc. and in the related prospectus,
(3)	Registration Statement (Form S-3 No. 333-213600) of DelMar Pharmaceuticals, Inc. and in the related prospectus, and
(4)	Registration Statement (Form S-3 No. 333-229020) of DelMar Pharmaceuticals, Inc. and in the related prospectus;

of our report dated September 9, 2019, with respect to the consolidated financial statements of Kintara Therapeutics, Inc. (formerly DelMar Pharmaceuticals, Inc.) included in this Annual Report (Form 10-K) of Kintara Therapeutics, Inc. for the year ended June 30, 2020.

Vancouver, Canada,	/s/ Ernst & Young LLP
September 18, 2020	Chartered Professional Accountants